CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              CRV MANAGEMENT, INC.



     It is hereby certified that:

     1.   The name of the Corporation (hereinafter called the "Corporation") is:

                              CRV MANAGEMENT, INC.

     2. Article First of the Certificate of Incorporation of the Corporation is hereby amended to read as follows:

     FIRST: The name of this Corporation is: Western Hemisphere Investments Corporation.

     3. The following new Articles are hereby added to the Certificate of Incorporation of the Corporation:

     EIGHTH: To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of and advancement of expenses to the directors and officers of the Corporation.

     Any amendment, repeal or modification of this Article Eighth, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Eighth, by the stockholders of this Corporation shall not apply to or adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

     NINTH: The Corporation reserves the right to adopt, amend, alter, supplement, rescind or repeal in any respect any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or applicable law, and all rights conferred upon stockholders herein are granted subject to this reservation.

     TENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory requirements) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     4. The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation
Law of the State of Delaware.



Signed on October 22, 2003                /s/ Gary Ted Ballard
                                          --------------------
                                              Gary Ted Ballard, President